SECOND AMENDED AND RESTATED
                     SENIOR SUBORDINATED LOAN AGREEMENT


                                   between


                           PRECISION STANDARD INC.


                                     and


                       BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION


                    entered into as of December 31, 1996

                              TABLE OF CONTENTS

                                                                      PAGE

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . .  1
     1.1.  Certain Defined Terms . . . . . . . . . . . . . . . . . . . .  1
     1.2.  Computation of Time Periods . . . . . . . . . . . . . . . . . 12
     1.3.  Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . 12
     1.4.  Certain Terms . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE II
TERMS OF THE LOAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.1.  The Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.2.  Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.3.  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.4.  Optional Prepayments. . . . . . . . . . . . . . . . . . . . . 14
     2.5.  Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . 14
     2.6.  Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . . 14
     2.7.  Payments and Computations . . . . . . . . . . . . . . . . . . 15
     2.8.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE III
CONDITIONS OF CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.1.  Conditions of Closing . . . . . . . . . . . . . . . . . . . . 16
           (a)  Agreement and Note . . . . . . . . . . . . . . . . . . . 17
           (b)  Board Resolutions. . . . . . . . . . . . . . . . . . . . 17
           (c)  Incumbency Certificates. . . . . . . . . . . . . . . . . 17
           (d)  Senior Agreement . . . . . . . . . . . . . . . . . . . . 17
           (e)  Company Reaffirmation Agreement. . . . . . . . . . . . . 17
           (f)  Subsidiary Reaffirmation Agreement . . . . . . . . . . . 17
           (g)  Payments . . . . . . . . . . . . . . . . . . . . . . . . 17
           (h)  Shareholder Guaranty . . . . . . . . . . . . . . . . . . 17
           (i)  Other Documents. . . . . . . . . . . . . . . . . . . . . 17

ARTICLE IV
REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . 18
     4.1.  Corporate Existence and Power . . . . . . . . . . . . . . . . 18
     4.2.  Corporate Authorization; No Contravention . . . . . . . . . . 18
     4.3.  Governmental Authorization. . . . . . . . . . . . . . . . . . 18
     4.4.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . 19
     4.5.  No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.6.  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.7.  No Default. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.8.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.9.  Use of Proceeds; Margin Regulations . . . . . . . . . . . . . 20
     4.10. Title to Properties . . . . . . . . . . . . . . . . . . . . . 20
     4.11. Financial Condition . . . . . . . . . . . . . . . . . . . . . 20
     4.12. Environmental Matters . . . . . . . . . . . . . . . . . . . . 21
     4.13. Investment Company. . . . . . . . . . . . . . . . . . . . . . 21
     4.14. Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . 21
     4.15. Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . 21
     4.16. No Burdensome Restrictions. . . . . . . . . . . . . . . . . . 21
     4.17. Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.18. Labor Relations . . . . . . . . . . . . . . . . . . . . . . . 22
     4.19. Copyrights, Patents, Trademarks and Licenses, Supplemental Certificates Issued by the Federal Aviation Administration and
           Parts Manufacturing Authorizations. . . . . . . . . . . . . . 22
     4.20. Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.21. ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.22. Absence of Certain Restrictions . . . . . . . . . . . . . . . 24

ARTICLE V
AFFIRMATIVE COVENANTS OF THE BORROWER. . . . . . . . . . . . . . . . . . 25
     5.1.  Financial Statements. . . . . . . . . . . . . . . . . . . . . 25
     5.2.  Certificates; Other Information . . . . . . . . . . . . . . . 26
     5.3.  Preservation of Corporate Existence . . . . . . . . . . . . . 27
     5.4.  Maintenance of Property . . . . . . . . . . . . . . . . . . . 28
     5.5.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.6.  Payment of Obligations. . . . . . . . . . . . . . . . . . . . 28
     5.7.  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . 29
     5.8.  Inspection of Property and Books and Records. . . . . . . . . 29
     5.9.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.10. Accounting Changes. . . . . . . . . . . . . . . . . . . . . . 31
     5.11. Hazardous Materials . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE VI
NEGATIVE COVENANTS OF THE BORROWER . . . . . . . . . . . . . . . . . . . 31
     6.1.  Limitation on Liens . . . . . . . . . . . . . . . . . . . . . 31
     6.2.  Disposition of Assets . . . . . . . . . . . . . . . . . . . . 33
     6.3.  Consolidations and Mergers. . . . . . . . . . . . . . . . . . 33
     6.4.  Acquisitions and Investments. . . . . . . . . . . . . . . . . 34
     6.5.  Limitation on Indebtedness. . . . . . . . . . . . . . . . . . 34
     6.6.  Transactions with Affiliates. . . . . . . . . . . . . . . . . 35
     6.7.  Contingent Obligations. . . . . . . . . . . . . . . . . . . . 35
     6.8.  Lease Obligations . . . . . . . . . . . . . . . . . . . . . . 36
     6.9.  Restricted Payments . . . . . . . . . . . . . . . . . . . . . 36
     6.10. Tangible Net Worth. . . . . . . . . . . . . . . . . . . . . . 37
     6.11. Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . 37
     6.12. Change in Business. . . . . . . . . . . . . . . . . . . . . . 38
     6.13. Other Indebtedness. . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE VII
EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.1.  Events of Default . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE VIII
SUBORDINATION OF NOTE. . . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.1.  Note Subordinate to Senior Indebtedness . . . . . . . . . . . 41
     8.2.  Payment Over of Proceeds Upon Dissolution, Etc. . . . . . . . 42
     8.3.  Default on Senior Indebtedness. . . . . . . . . . . . . . . . 43
     8.4.  Subrogation to Rights of Holders of Senior Indebtedness . . . 44
     8.5.  Rights of Holders Not to Be Impaired. . . . . . . . . . . . . 45
     8.6.  No Waiver of Subordination Provisions . . . . . . . . . . . . 46
     8.7.  Notice to Holder of Note. . . . . . . . . . . . . . . . . . . 47
     8.8.  Evidence of Status. . . . . . . . . . . . . . . . . . . . . . 47
     8.9.  Article Not to Prevent Events of Default. . . . . . . . . . . 48
     8.10. Limitation on Obligation of the Holder of the Note. . . . . . 48
     8.11. Distribution or Notice to Representative. . . . . . . . . . . 49
     8.12. Application by Holders of Monies Paid to Them . . . . . . . . 49

ARTICLE IX
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.1.  Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . 49
     9.2.  Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.3.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . 50
     9.4.  Costs and Expenses. . . . . . . . . . . . . . . . . . . . . . 50
     9.5.  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.6.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . . . 52
     9.7.  Successors and Assigns. . . . . . . . . . . . . . . . . . . . 52
     9.8.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . 52
     9.9.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 53
     9.10. Execution in Counterparts . . . . . . . . . . . . . . . . . . 53

EXHIBITS

A.  Amended and Restated Note

B.  Company Reaffirmation Agreement

C.  Subsidiary Reaffirmation Agreement

D.  Shareholder Guaranty

     This SECOND AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT dated as of December 31, 1996 is entered into between Precision Standard Inc., a Colorado corporation (the "Company") and Bank of America NT&SA (the "Lender").

                            W I T N E S S E T H :

     WHEREAS, the Company and the Lender (both in its capacity as Lender and as an agent for members of a syndicate which was never formed) are parties to an Amended and Restated Senior Subordinated Loan Agreement dated as of September 9, 1988, a First Amendment dated as of June 14, 1989, a Second Amendment and Waiver dated as of March 31, 1991, a Third Amendment and Waiver dated as of December 5, 1991, a Fourth Amendment and Waiver dated as of April 28, 1992, a Fifth Amendment and Waiver dated as of December 31, 1993 and a Waiver and Sixth Amendment dated as of April 12, 1996 (as amended, the "Existing Agreement"); and

     WHEREAS, the parties hereto wish to further amend the Existing Agreement and to restate the Existing Agreement in its entirety, upon the terms and provisions and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto hereby agree as follows:


                                  ARTICLE I
                      DEFINITIONS AND ACCOUNTING TERMS

     1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.

           "AFFILIATE" means, as to any Person, any Person (other than a Subsidiary) which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and includes, without limitation, any executive officer or director of the Company and any Person who beneficially owns, directly or indirectly, 5% or more of the issued outstanding capital stock of such Person. Notwithstanding the foregoing, under no circumstances shall the Lender in its capacity as such or as lender under the Senior Agreement in its capacity as such be deemed to be an Affiliate of the Company or any Subsidiary of the Company.

           "AGREEMENT" means this Second Amended and Restated Senior Subordinated Loan Agreement together with all Exhibits hereto as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

           "AMENDED WARRANT" means a warrant in the form of Exhibit A to the Senior Agreement.

           "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978 (or any successor legislation thereto), as amended from time to time.

           "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee of such Board authorized to exercise the full powers of the Board of Directors with respect to the subject matter at issue.

           "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

           "BUSINESS DAY" means a day of the year other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close in New York City or San Francisco.

           "CAPITALIZED LEASE OBLIGATION" means any lease obligation of a Person incurred with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be recorded as a capitalized lease in accordance with GAAP.

           "CLOSING DATE" means the date all conditions precedent listed in Article III hereof have been satisfied.

           "CODE" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

           "COLLATERAL DOCUMENTS" means, collectively, (i) the Company Security Agreement, the Subsidiary Security Agreement, the Pemco Guaranty, the Subsidiary Guaranty, the Company Pledge Agreement and the Subsidiary Pledge Agreement, each entered into in favor of the Lender and dated as of April 12, 1996, and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other agreements between the Company or its Subsidiaries and the Lender now or hereafter delivered to the Lender pursuant to or in connection with this Agreement, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code (or comparable law) against the Company or any Subsidiaries or any guarantor in favor of the Lender and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

           "CONSOLIDATED NET INTEREST EXPENSE" means, for any period, gross consolidated interest expense for such period determined in conformity with GAAP (adjusted to eliminate the effect, if any, on interest expense of the redemption provisions of the Amended Warrant) and capitalized lease expense, PLUS (a) the portion of the upfront costs for interest rate contracts (to the extent not included in gross interest expense) fairly allocated to such interest rate contracts as expenses for such period, LESS (b) interest income for such period and cash payments received, in such period, pursuant to any interest rate contracts.

           "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

           "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

           "COVENANT DEFAULT" has the meaning set forth in Section 8.3(b) hereof.

           "DOL" means the United States Department of Labor.

           "DEFAULT" means any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

           "DEFERRAL NOTICE" has the meaning set forth in Section 8.3(b) hereof.

           "DEFERRAL PERIOD" has the meaning set forth in Section 8.3(b) hereof.

           "DISCLOSURE SCHEDULES" means the disclosure schedules delivered pursuant to the Senior Agreement.

           "EBITDA" means, for any period, the sum of (a) the consolidated net income of the Company and its Subsidiaries (before income taxes) for such period, as determined in accordance with generally accepted accounting principles; (b) the amount of Consolidated Net Interest Expense; (c) all amounts treated as expenses for depreciation; (d) all amounts of amortization of fees and intangibles; and (e) the amount of non-cash charges; less (x) the amount of non-operating cash income for such period; and (y) non-cash income credits.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

           "ERISA AFFILIATE" means, as to the Company, all trades or businesses (whether or not incorporated) which are under common control with the Company and which, together with the Company, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

           "ERISA EVENT" means, as to the Company or any ERISA Affiliates,
(i) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under
Section 4043 of ERISA), (ii) the withdrawal of the Company or any ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan, if such Plan is underfunded, or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) the imposition of a lien under Section 412 of the Code or
Section 302 of ERISA, or (vi) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any material liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

           "EVENT OF DEFAULT" has the meaning specified in Section 7.1.

           "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System or any successor thereof.

           "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

           "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any central bank thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned, or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

           "HAZARDOUS MATERIALS" means those substances which are regulated by or form the basis of liability under any Hazardous Materials Laws.

           "HAZARDOUS MATERIALS CLAIM" has the meaning set forth in
Section 5.9.

           "HAZARDOUS MATERIALS LAWS" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery, Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws have been amended or supplemented and any analogous future federal, or present or future state or local, statutes and the regulations promulgated thereunder.

           "INDEBTEDNESS" of any Person means (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers, acceptances, whether or not matured) except any such balance that constitutes a trade payable or an accrued liability arising in the ordinary course of business, (ii) all obligations evidenced by notes, interest rate swap agreements, currency or foreign exchange swap agreements or foreign exchange forward contracts, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, if and to the extent such liability would appear on the balance sheet of such person in accordance with GAAP (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), except any such balance that constitutes a trade payable or an accrued liability arising in the ordinary course of business, (iv) all Capitalized Lease Obligations, (v) all Indebtedness referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vi) all Obligations.

           "INSOLVENCY OR LIQUIDATION PROCEEDING" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to any of its Subsidiaries or to its assets, or (ii) any liquidation, dissolution, reorganization or winding up of the Company or any of its Subsidiaries, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any of its Subsidiaries.

           "IRS" means the Internal Revenue Service.

           "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge of deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or comparable law of any jurisdiction).

           "LOAN" means the loan by the Lender to the Company made pursuant to the Existing Agreement.

           "LOAN DOCUMENTS" means this Agreement, the Note, the Amended Warrant and the Collateral Documents.

           "MARGIN STOCK" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

           "MATERIAL ADVERSE CHANGE" means a material adverse change in the financial condition, business or properties of the Company and its Subsidiaries taken as one enterprise, the ability of the Company and its Subsidiaries to perform their respective obligations under the Loan Documents or the Senior Agreement, or the legality, validity or enforceability of any Loan Document or the Senior Agreement.

           "MATERIAL ADVERSE EFFECT" means, with respect to the Company and its Subsidiaries, an effect that would result in a Material Adverse Change.

           "MATERIAL SUBSIDIARY" means, with respect to any Person, each and any Subsidiary of such Person which (i) for the most recent fiscal year of such Person either (a) accounted for more than 5% of the consolidated revenues of such Person or (b) accounted for more than 5% of the EBITDA of such Person, or (ii) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person, all as shown on the consolidated financial statements for such fiscal year.

           "MATURITY DATE" means June 30, 2001.

           "MULTIEMPLOYER PLAN" means, at any time, a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any ERISA Affiliate is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

           "NET PROCEEDS" means proceeds in cash or cash equivalents as and when received by the Person making a sale (the "Seller") from the sale to any Person of any asset outside of the ordinary course of business (including, without limitation, the sale of any division, plant, warehouse, stock of subsidiary of the Company or other real estate or interest in real estate), net of the direct costs relating to such sale, taxes paid or payable as a result thereof and amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such sale. Net Proceeds shall also include proceeds of insurance paid on account of loss or damage to any property and condemnation awards (or payments made in lieu thereof) by reason of, or in anticipation of, a permanent taking of any property pursuant to condemnation proceedings or by the exercise of the right of eminent domain or by conveyance in lieu of condemnation but only if the insurance proceeds or condemnation awards (or payments in lieu thereof) exceed Five Hundred Thousand dollars ($500,000) in any such instance and, in any event, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments and (iii) any amounts retained by or paid to parties having rights to such proceeds, awards or other payments superior to the rights of the Seller.

           "NET WORTH" means shareholders' equity as determined in accordance with GAAP, adjusted to eliminate the effect of the equity line item reflecting FAS 87 adjustments.

           "NOTE" means a promissory note of the Company in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Company to the Lender resulting from the Loan made by the Lender.

           "OBLIGATIONS" means all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Company to the Lender, any Affiliate of the Lender, or Person entitled to indemnification pursuant to
Section 9.5, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange or interest rate swap transactions or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys, fees and disbursements and any other sum chargeable to the Company under this Agreement or any other Loan Document.

           "PAYMENT DEFAULT" has the meaning set forth in Section 8.3(a) hereof.

           "PAYMENT IN FULL" means, for purposes of Article VIII with respect to any Senior Indebtedness, payment in full thereof (x) in cash in accordance with the term of the agreement or instrument pursuant to which such Senior Indebtedness was issued or is governed or (y) otherwise to the satisfaction, in their sole judgement exercised reasonably, of the holders of such Senior Indebtedness (or their Representatives).

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding, to any or all of its functions under ERISA.

           "PERMIT" means any permit, approval, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

           "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

           "PLAN" means, with respect to Company or any ERISA Affiliate, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for the employees of the Company or any ERISA Affiliate.

           "PRINCIPAL" of any Indebtedness means for purposes of Article VIII only, the outstanding principal amount owing under the agreement or instrument creating, evidencing or governing such Indebtedness, any amount payable under any interest rate protection agreements or currency exchange agreements, any amount owing under any capitalized lease obligation which is required to be capitalized in accordance with generally accepted accounting principles, the amount of reimbursement obligations under any letters of credit or bankers' acceptances, the base purchase price payable under any conditional sale or title retention agreement, and other comparable amounts analogous to the principal amount of any obligation, exclusive, in each case, of any amounts in respect of interest, fees, expenses, indemnities or other similar items.

           "REORGANIZATION SECURITIES" means shares of stock of the Company, or its successor, as reorganized, or other securities of the Company or any other Person provided for by a plan of reorganization, the payment of which is subordinated, at least to the same extent as the Subordinated Indebtedness, to the payment of all Senior Indebtedness which may at the time be outstanding and the principal of which is due no earlier than the principal of the Note, provided that the rights of the holders of the Senior Indebtedness are not impaired thereby or such holders as a class shall have approved such plan of reorganization.

           "REPORTABLE EVENT" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder but excluding those events, other than an event described in PBGC regulation 2615.19, as to which the 30-day notice requirement has been waived.

           "REPRESENTATIVE" means the trustee, agent or other representative for holders of all or any of the Senior Indebtedness, if any, designated in the agreement, indenture, or other document governing such Senior Indebtedness or pursuant to which it was issued, or otherwise duly designated by the holders of such Senior Indebtedness.

           "REQUIREMENT OF LAW" means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order, decree or other determination of an arbitrator or a court or other Governmental Authority including, without limitation, the requirements of Hazardous Materials Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

           "RESPONSIBLE OFFICER" means, with respect to any Person, an officer of such Person who is a signatory to any Loan Document or any other document delivered hereunder.

           "RESTRICTED PAYMENT" means (i) any dividend, either in cash or in property (except dividends payable in Stock of the Company) in respect of the Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, or the redemption, repurchase, retirement or other acquisition, for value by the Company, directly or indirectly, of its Stock or any warrants, rights or options to purchase or acquire shares of any class of its Stock, now or hereafter outstanding, except the purchase or acquisition of shares of any class of Stock of a Subsidiary of the Company owned by the Company or such Subsidiary, and except payments to the Company by any Subsidiary and payments to a wholly-owned Subsidiary of the Company by a Subsidiary, (ii) any direct or indirect investment by the Company or any Subsidiary of the Company, or (iii) any voluntary purchase, redemption, defeasance (including, but not limited to, in-substance or legal defeasance), payment, prepayment or other acquisition or retirement for value (collectively a "prepayment"), directly or indirectly, by the Company or a Subsidiary of the Company, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment in respect of Indebtedness of the Company or a Subsidiary which is subordinated to Senior Indebtedness on substantially similar terms to the Loan and which by its terms is scheduled to mature following the Loan or which is subordinate (whether pursuant to its terms or the operation of law) in right of payment to the Loan.

           "SENIOR AGREEMENT" means (a) the Second Amended and Restated Credit Agreement dated as of December 31, 1996 between the Company and the Lender, as the same shall be in effect and as the same may from time to time be amended, renewed, supplemented or otherwise modified, and any other agreements pursuant to which any of the indebtedness, commitments, obligations, costs, expenses, fees, reimbursements or other indemnities payable or owing thereunder may be refinanced, restructured, renewed or refunded, as any such other agreements may from time to time be amended, supplemented, renewed or otherwise modified; and (b) after the Lender has acknowledged in writing that the Senior Agreement has been terminated and all outstanding indebtedness for borrowed money thereunder or with respect thereto has been repaid in full in cash and discharged, any successor to or replacement of (as designated by the Board of Directors of the Company, in its sole judgment, and evidenced by a Board Resolution) the Senior Agreement, as such successor or replacement may from time to time be amended, renewed, supplemented or otherwise modified.

           "SENIOR INDEBTEDNESS" means (i) the principal of (in an amount not to exceed the amount permitted pursuant to Section 6.5 hereof), and premium, if any, and interest on all loans and other extensions of credit under the Senior Agreement, all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Senior Agreement and any secured refinancings or extension of the Senior Agreement up to the amount permitted pursuant to Section 6.5 hereof, and (ii) all other secured Indebtedness of the Company (other than Indebtedness evidenced by the Note and other Obligations pursuant hereto), including principal and interest on such Indebtedness, whether outstanding on the date of this Agreement or thereafter created, incurred or assumed, in an amount not to exceed the amount permitted pursuant to Section 6.5 hereof; provided, HOWEVER, that the term Senior Indebtedness shall not include (a) any Indebtedness of the Company to an Affiliate of the Company and any refinancing thereof, or (b) Indebtedness to any employee of the Company or
(c) any Indebtedness which by its terms or the terms of the instrument creating or evidencing it, is expressly subordinated in right of payment to or pari passu with the Loan. All interest accrued on any Senior Indebtedness shall constitute Senior Indebtedness both for periods before and for periods after the commencement of any Insolvency or Liquidation Proceeding.

           "SOLVENT" means, with respect to any Person, that the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

           "STOCK" means all shares, options, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and including, without limitation, common stock, preferred stock or warrants or options for any of the foregoing.

           "SUBORDINATED INDEBTEDNESS" has the meaning set forth in
Section 8.1 hereof.

           "SUBSIDIARY" means as to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and (ii) any partnership of which such Person or any Subsidiary is a general partner or any partnership more than 50% of the equity interests of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

           "TANGIBLE NET WORTH" means shareholders' equity as determined in accordance with GAAP, LESS goodwill, patents, unamortized organizational expenses, unamortized debt discount and any other intangible assets.

     1.2. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "toll and "until" each means "to but excluding".

     1.3. ACCOUNTING TERMS. All accounting terms not expressly defined herein shall be construed, except where the context otherwise requires, and all financial computations required under this Agreement shall be made, in accordance with GAAP. In the event that GAAP changes during the term of this Agreement from GAAP as in effect on the date hereof such that the covenants contained in Article VIII would be calculated in a different manner or have a different effect, (a) the Company and the Lender agrees to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Company's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) the Company shall be deemed to be in compliance with the covenants contained in Article VIII during the 60-day period following any such change in GAAP coming to the attention of the Chief Financial Officer of the Company if and to the extent that the Company would have been in compliance therewith under GAAP as in effect immediately prior to such change.

     1.4. CERTAIN TERMS. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits hereto, as the same may from time to time be amended or supplemented and not to any particular Article, Section, subsection or clause in this Agreement unless otherwise specified. References herein to an Article, Section, subsection or clause shall refer to the appropriate Article, Section, subsection or clause in this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.


                                 ARTICLE II
                              TERMS OF THE LOAN

     2.1. THE LOAN. On the date hereof the unpaid principal balance of the Loan is $7,200,000.

     2.2. REPAYMENT. The balance of the Loan shall be repaid in sixteen equal quarterly installments on the last day of each calendar quarter, commencing on September 30, 1997 and ending on the Maturity Date, on which date the entire principal amount of the indebtedness outstanding hereunder together with any other obligations arising hereunder which have not previously been paid shall be paid in full.

     2.3.  INTEREST.

           (a) On the Closing Date, any interest accrued on the Loan after April 30, 1996 and prior to October 1, 1996 and not previously paid shall be forgiven.

           (b) The Company shall pay interest on the outstanding principal amount of the Loan from October 1, 1996 until the principal amount thereof shall be paid in full, at a rate per annum equal at all times to 13 1/2%; provided, however, that upon the occurrence and during the continuance of an Event of Default, the Company shall pay interest on the unpaid principal amount of each Loan payable on demand, at a rate per annum equal at all times to 14-1/2%.

           (c) Any interest accrued hereunder after October 1, 1996 shall be payable on the last day of each calendar month, and on the date the Loan is paid in full. Any interest due on or before the Closing Date must be paid on the Closing Date.

     2.4. OPTIONAL PREPAYMENTS. The Company may prepay the outstanding principal amount of the Note, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. Any such prepayments shall be applied to the most remote principal installments to become due.

     2.5. MANDATORY PREPAYMENTS. If prior to the Maturity Date but at or after the time that all Indebtedness under the Senior Agreement is paid in full, the Company shall at any time or from time to time agree to sell, assign, lease or transfer or otherwise dispose of assets in a transaction permitted hereunder or, if not so permitted, as to which the Lender shall have consented in writing (each such transaction, a "disposition"), or shall receive proceeds of insurance paid on account of loss or damage to any property or condemnation awards, the Company shall promptly notify the Lender of such proposed disposition or receipt of proceeds or award (including the amount of the estimated Net Proceeds to be received by the Company in respect thereof). The Company shall use 75% of all such Net Proceeds to prepay the principal of the Loan until the Loan is paid in full. Any such prepayments shall be applied to the most remote principal installments to become due.

     2.6. CAPITAL ADEQUACY. If the Lender shall have determined that the introduction of any applicable law, rule or regulation regarding capital adequacy of banks or bank holding companies, or any change therein or any change in administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any the Lender or any corporation controlling the Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender (taking into consideration the Lender's or such corporation's policies with respect to capital adequacy and the Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of the Lender's obligation under this Agreement, then, upon demand of the Lender, the Company shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

     2.7.  PAYMENTS AND COMPUTATIONS.

           (a) The Company shall make each payment hereunder and under the Note not later than 12:00 P.M. (New York City time) on the day when due in U.S. dollars to the Lender at its office at 1850 Gateway Boulevard,
Fourth Floor, Concord, California 94520    in immediately available funds.
If any payment of principal is made by the Company after such time, such payment shall be deemed to have been made on the next Business Day.

           (b) The Company hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under the Note, to charge from time to time against any or all of the Company's deposit accounts with the Lender any amount so due.

           (c) All computations of interest shall be made by the Lender on the basis of a year of 360 days, for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

           (d) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

     2.8.  TAXES.

           (a) Any and all payments by the Company to the Lender under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Lender's net income by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof or payable by the Company pursuant to any other provision hereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

           (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Collateral Agreements (hereinafter referred to as "Other Taxes").

           (c) The Company will indemnify and hold harmless the Lender for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.8) paid by the Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor. The Company shall be subrogated to the Lender's right to contest such Taxes or Other Taxes.

           (d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lender then,

                (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8) the Lender receives an amount equal to the sum it would have received had no such deductions been made,

                (ii) the Company shall make such deductions, and

                (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

           (e) Within thirty (30) days after the date of any payment by the Company of Taxes or Other Taxes, the Company will furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lender.

           (f) The agreements and obligations of the Company contained in this Section 2.8 shall survive the payment in full of principal and interest hereunder.


                                 ARTICLE III
                            CONDITIONS OF CLOSING

     3.1. CONDITIONS OF CLOSING. The Closing Date shall not occur, and the Existing Agreement shall instead remain in full force and effect, until the Lender shall have received all of the following, in form and substance satisfactory to the Lender and its counsel:

           (a) AGREEMENT AND NOTE. This Agreement and the Note payable to the order of Lender, executed and delivered by a Responsible Officer of the Company;

           (b)  BOARD RESOLUTIONS.

                (i) Certified copies of the resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the transactions contemplated thereby and the other Loan Documents to be delivered hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company;

                (ii) Certified copies (as of the time of delivery) of the resolutions of the Board of Directors of each Subsidiary of the Company approving the Loan Documents to which each respective entity is a party; and

                (iii) All documents evidencing other necessary and appropriate corporate action with respect thereto.

           (c) INCUMBENCY CERTIFICATES. A certificate of the Secretary or Assistant Secretary of the Company and each Subsidiary of the Company certifying the names and true signatures of the officers authorized to execute and deliver, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;

           (d) SENIOR AGREEMENT. The Senior Agreement, duly executed and delivered by the Company, together with evidence that all conditions precedent to its effectiveness specified therein have been satisfied;

           (e)  COMPANY REAFFIRMATION AGREEMENT.  The Company
     Reaffirmation Agreement in the form of Exhibit B hereto, duly executed by the Company;

           (f) SUBSIDIARY REAFFIRMATION AGREEMENT. The Subsidiary Reaffirmation Agreement in the form of Exhibit C hereto, duly executed by each Subsidiary;

           (g) PAYMENTS. All payments due the Lender pursuant to Article II hereof;

           (h) SHAREHOLDER GUARANTY. The Shareholder Guaranty in the form of Exhibit D hereto; and

           (i) OTHER DOCUMENTS. Such other approvals, opinions or documents as the Lender may reasonably request.


                                 ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Lender that as of the Closing Date:

     4.1.  CORPORATE EXISTENCE AND POWER.  The Company and each of its
Subsidiaries:

           (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

           (b) has the corporate power and authority and all governmental licenses, authorizations, consents and approvals to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

           (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

           (d) is in compliance with all Requirements of Law, except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not have a Material Adverse Effect on the Company and its Subsidiaries.

     4.2. CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each of the Company and its Subsidiaries of this Agreement and any other Loan Document to which such Person is a party:

           (a) are within such Person's corporate power and authority and when delivered will have been duly authorized by all necessary corporate action; and

           (b) do not contravene the terms of such Person's certificate of incorporation or by-Laws, or any amendment thereof.

     4.3. GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery, performance or enforcement against the Company or any of its Subsidiaries of this Agreement, any other Loan Document or any other instrument or agreement required hereunder to be made by the Company or any of its Subsidiaries, except those already obtained or which will be obtained prior to the Closing Date and those required in connection with the performance of the covenants set forth in Articles V and VI.

     4.4. BINDING EFFECT. This Agreement is, and each other Loan Document to which the Company is a party when delivered will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors, rights generally or by equitable principles relating to enforceability.

     4.5. NO LEGAL BAR. The execution, delivery and performance of this Agreement and the Loan Documents and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Company or its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law.

     4.6. LITIGATION. Except as disclosed in the Disclosure Schedules, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries or any of their respective properties:

           (a) with respect to this Agreement, any Loan Document or any of the transactions contemplated hereby or thereby; or

           (b) which, is reasonably likely to result in a Material Adverse Change with respect to the Company or its Subsidiaries. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any Loan Document or directing that the transactions provided for herein not be consummated as herein provided.

     4.7. NO DEFAULT. No event has occurred and is continuing or would result from the incurring of obligations by the Company under this Agreement or any Loan Document which constitutes a Default or an Event of Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could have a Material Adverse Effect on the Company and its Subsidiaries.

     4.8. TAXES. Except as may otherwise be disclosed in the Disclosure Schedules, the Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided;

     4.9. USE OF PROCEEDS; MARGIN REGULATIONS. No portion of the Loan will be used, directly or indirectly, (i) to purchase or carry margin stock as defined in Regulation U of the Federal Reserve Board, (ii) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry margin stock, or (iii) to extend credit for the purpose of purchasing or carrying any margin stock. No proceeds of any Loan will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act.

     4.10. TITLE TO PROPERTIES. Each of the Company and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all its property, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries.

     4.11. FINANCIAL CONDITION. The consolidated statements of financial condition of the Company and its Subsidiaries dated December 31, 1995, and the related consolidated statements of income, earnings, stockholders' equity and changes in financial position for the fiscal year ended on that date, together with the Company's unaudited financial statements dated September 30, 1996:

           (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein;

           (b) are complete, accurate and a fair presentation of the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

           (c) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof (including, without limitation, liabilities for taxes and material commitments).

     4.12. ENVIRONMENTAL MATTERS. Except as set forth in the Disclosure Schedules, as of the Closing Date:

           (a) the operations of the Company and its Subsidiaries comply in all material respects with all applicable Hazardous Materials Laws;

           (b) to the knowledge of the Company, none of the operations of the Company nor any of its Subsidiaries is the subject of federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and

           (c) neither the Company nor any of its Subsidiaries has any material contingent liability in connection with any release of any Hazardous Materials into the environment;

     4.13. INVESTMENT COMPANY. Neither the Company nor any Person controlling the Company is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

     4.14. FULL DISCLOSURE. All factual information heretofore or contemporaneously furnished in writing by or on behalf of the Company to the Lender (including without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished in writing by or on behalf of the Company to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified, and not made incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

     4.15. ADVERSE CHANGE. Since the date of the consolidated pro forma financial statement of the Company and its Subsidiaries heretofore delivered to the Lender, there has been no Material Adverse Change with respect to the Company and its Subsidiaries taken as a whole.

     4.16. NO BURDENSOME RESTRICTIONS. Except as may be disclosed in the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation or subject to any charter or corporate restriction or any Requirement of Law which is expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries.

     4.17. SOLVENCY. On and as of the Closing Date, the Company and its Subsidiaries will be Solvent.

     4.18. LABOR RELATIONS. Neither the Company nor any of its Subsidiaries is engaged in unfair labor practice that could have a Material Adverse Effect on the Company and its Subsidiaries. Except as previously disclosed to the Lender in writing, there is (i) no significant unfair labor practice complaint pending against the Company and its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company and its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Company and its Subsidiaries or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) to the best knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the best knowledge of the Company, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

     4.19. COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, SUPPLEMENTAL CERTIFICATES ISSUED BY THE FEDERAL AVIATION ADMINISTRATION AND PARTS MANUFACTURING AUTHORIZATIONS. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations supplemental type certificates, parts manufacturing authorizations and other rights that are reasonably necessary for the operations of their respective businesses, without conflict with the rights of any other Person with respect thereto except those the loss of which would not have a Material Adverse Effect on the Company and its Subsidiaries. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Company or any of its Subsidiaries infringes upon any rights owned by any other Person; except as set forth in the Disclosure Schedules, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would be likely to have a Material Adverse Effect on the Company and its Subsidiaries.

     4.20. SUBSIDIARIES. As of the Closing Date, the Company has no Subsidiaries other than those listed in the Disclosure Schedules and has no equity investments in any other corporation or entity other than those listed in the Disclosure Schedules.

     4.21. ERISA.

           (a) Neither the Company nor any ERISA Affiliate maintains or contributes to any Plan or Multiemployer Plan other than those listed on the Disclosure Schedules. Each Plan of the Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Federal and state laws and the rules and regulations promulgated thereunder. With respect to each Plan (other than a Multiemployer Plan) all reports required under ERISA or any other applicable law or regulation to be filed with the relevant Governmental Authority with respect to which the failure to file has any reasonable likelihood of resulting in liability of the Company or any ERISA Affiliate in excess of Two Hundred Thousand dollars ($200,000) have been duly filed, and all such reports are true and correct in all material respects as of the date given. No Plan of the Company or its ERISA Affiliates has been terminated other than any Plan as to which all liabilities have been fully paid or provided for solely from such terminated Plan's assets without the requirement of any further contributions by the Company or any ERISA Affiliate after the original date of the notice of intent to terminate given to either the Plan's Participants (or the PBGC) nor has any accumulated funding deficiency (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412(a) of the Code) nor has any funding waiver from the IRS been received or requested;

           (b) Neither the Company nor any of its ERISA Affiliates has failed to make any contribution or pay any amount due and owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any Plan prior to the due date under Section 412 of the Code and
Section 302 of ERISA, which remains due and owing. There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C), 4062(f) or 4063(a) of ERISA with respect to any Plan of the Company or its ERISA Affiliates since the effective date of ERISA.

           (c) Except as set forth in the Disclosure Schedules, the value of the assets of each Plan (other than a Multiemployer Plan) of the Company or any ERISA Affiliate equalled or exceeded 90% of the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date of each Plan using the Plan actuarial assumptions at such date. There are no pending or threatened claims, lawsuits or actions (other than routine claims for benefits and expenses in the ordinary course) asserted or instituted against, and neither the Company nor any of its ERISA Affiliates has any knowledge of any litigation or claims against (i) the assets of any Plan or trust or against any fiduciary of a Plan (other than a Multiemployer Plan) with respect to the operation of such Plan or (ii) the assets of any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or against any fiduciary thereof with respect to the operation of any such plan.

           (d) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transactions, within the meaning of Section 406 of ERISA or
Section 4975 of the Code which would subject the Company or such ERISA Affiliates to any tax or penalty, provided the "amount involved" under
Section 4975 of the Code is in excess of Two Million dollars ($2,000,000). Neither the Company nor any of its ERISA Affiliates (i) has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC) or (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4201 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan or (C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, or (ii) has withdrawn from a Multiemployer Plan. Neither the Company nor any of its ERISA Affiliates nor any organization to which the Company or any of its ERISA Affiliates is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction that could be covered by Section 4069 of ERISA; and

           (e) Except as set forth in the Disclosure Schedules, neither the Company nor any ERISA Affiliate maintains or has established any welfare benefit plan within the meaning of Section 3(1) of ERISA which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant. The Company and each of its ERISA Affiliates that maintains a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied in all material respects with the notice and continuation coverage requirements of COBRA and the regulations thereunder;

     4.22. ABSENCE OF CERTAIN RESTRICTIONS. Except as may be required by the NASDAQ NMS listing agreement, no Subsidiary of the Company is subject to, directly or indirectly, or has agreed to be subject to, or permitted any of its Subsidiaries to be subject to or to agree to be subject to, any restriction or limitation on its ability to declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or on its ability to purchase, redeem, defease or otherwise acquire for value or make any payment in respect of any shares of any class of its capital stock or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except as set forth herein and in the Senior Agreement.


                                  ARTICLE V
                    AFFIRMATIVE COVENANTS OF THE BORROWER

     As long as any Obligations shall remain unpaid, unless the Lender shall otherwise consent in writing:

     5.1. FINANCIAL STATEMENTS. The Company shall deliver to the Lender in form and substance satisfactory to the Lender:

           (a) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by the opinion of Arthur Andersen LLP or another nationally recognized independent public accounting firm, which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

           (b) as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Company, an unaudited consolidating balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related consolidating statement of income such fiscal year, all in reasonable detail certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in paragraph (a) of this Section;

           (c) as soon as available, but in any event not later than forty-five (45) days after the end of each calendar month, unaudited monthly and year-to-date reconciled statements of income and balance sheets of the Company and its consolidated Subsidiaries (consolidated, consolidating and by facility) as of the end of such month, all in reasonable detail and certified by the appropriate Responsible Officer of the Company as being complete and correct and fairly presenting in accordance with GAAP the financial position and results of operations of the Company and its Subsidiaries.

     5.2. CERTIFICATES; OTHER INFORMATION. The Company shall furnish to the Lender:

           (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

           (b) not later than forty-five (45) days after the end of each fiscal quarter, a certificate of a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Company, during such quarter, has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections
     6.10 and 6.11;

           (c) concurrently with the delivery of the financial statements referred to in Section 5.1(c) and (d), a monthly backlog report and contract profit and loss statement for the Company and each of its Subsidiaries prepared in the ordinary course of business;

           (d) as soon as available but in any event not later than thirty (30) days after the end of each fiscal year, annual projections by quarter of the budgeted financial statements of the Company and its Subsidiaries;

           (e) as soon as available but in any event not later than one hundred twenty (120) days after the end of each fiscal year, copies of all management letters issued by the Company's independent public accountants with respect to such year;

           (f) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority regulating securities; and

           (g) concurrently with the delivery of the financial statements referred to in Section 5.1(c) above, a certificate of a Responsible Officer of the Company certifying that the Company and its Subsidiaries have paid each and every installment of rent due under each and every facility lease;

           (h) as soon as available, copies of all leases of real property in Birmingham and Dothan entered into between the Company and any lessor and copies of all projections of rent due for the current lease year that have been provided to any lessor;

           (i) not later than thirty (30) days after being delivered to the relevant authority, copies of all audit letters from the Company's independent auditors with respect to the fairness of the Company's schedule of gross sales which is the basis for its rental payment calculations;

           (j) ten days' prior notice of any lease payment that the Company is unable to make;

           (k) no later than Thursday of each week (and more frequently at the request of the Lender), in a form satisfactory to Lender, a cash flow summary, a payables aging report and an aged summary of held checks, in each case with respect to the prior week;

           (l) no later than Thursday of each week, a cash flow forecast, in the form previously delivered to the Lender, for the succeeding two months which, in the event Lender so requests, will have been reviewed by a public accounting firm reasonably satisfactory to Lender;

           (m) as soon as available, a copy of any offering memorandum, term sheet, prospectus or similar document used, or intended to be used, by the Company to arrange for debt or equity financing of any kind; and

           (n) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

     5.3. PRESERVATION OF CORPORATE EXISTENCE. The Company shall, and shall cause each of its Subsidiaries to:

           (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of the state of incorporation except as permitted by Section 6.3;

           (b) preserve and maintain in full force and effect all rights, privileges, qualifications, licenses and franchises necessary or desirable in the normal conduct of its business, the non-preservation of which would have a Material Adverse Effect on the Company and its Subsidiaries, and except for transactions permitted by Section 6.3 and sales of assets permitted by Section 6.2;

           (c) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with it, the non-preservation of which would have a Material Adverse Effect on the Company and its Subsidiaries; and

           (d) preserve all of its registered trademarks, trade names and service marks, the non-preservation of which would have a Material Adverse Affect on the Company and its Subsidiaries.

     5.4. MAINTENANCE OF PROPERTY. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not, in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     5.5. INSURANCE. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including without limitation, workers' compensation insurance, public liability and property and casualty insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, flood insurance on any of its improved real estate, if the law so requires.

     5.6. PAYMENT OF OBLIGATIONS. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective material obligations and liabilities, including without limitation:

           (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

           (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except as permitted by Section 6.1.

     5.7. COMPLIANCE WITH LAWS. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such:

           (a) as may be contested in good faith or as to which a bona fide dispute may exist; and

           (b) as to which such failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries.

     5.8. INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Company will maintain, and will cause each Subsidiary to maintain, proper books of records and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and the assets and business of the Company and such Subsidiaries. The Company will permit, and will cause each Subsidiary to permit, representatives of the Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, during the continuation of an Event of Default the Lender may visit and inspect at the expense of the Company such properties at any time during business hours and without advance notice.

     5.9.  NOTICES.  The Company shall promptly give notice to the Lender:

           (a) of the occurrence of any Default or Event of Default accompanied by a certificate specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Company has taken or proposes to take with respect thereto;

           (b) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, within four days after reporting the same to the Securities and Exchange Commission;

           (c) any ERISA Event affecting the Company or any member of its Controlled Group (but in no event more than ten (10) days after such ERISA Event) together with (i) a certificate of the Company setting forth the details of such ERISA Event and the action which the Company or such member proposes to take with respect thereto; (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC; or (iii) any notice delivered by the PBGC to the Company or any member or its Controlled Group with respect to such ERISA Event; and

           (d) upon, but in no event later than ten (10) days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their properties pursuant to any applicable Hazardous Materials Laws, (ii) all claims made or threatened by any third party against the Company or any Subsidiary with respect to or because of its or their property relating to damage, responsibility, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as "Hazardous Materials Claims"), and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Hazardous Material Laws;

           (e) promptly following receipt by the Company of notice from the lender under the Senior Agreement, a copy of such notice.

     Each notice pursuant to this Section shall be accompanied by a statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

     5.10. ACCOUNTING CHANGES. The Company shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment and reporting practices from those used in the preparation of their respective December 31, 1996 financial statements, or change the fiscal year of the Company or any of its Subsidiaries from December 31, except as required by GAAP.

     5.11. HAZARDOUS MATERIALS.

           (a) The Company will, and will cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Hazardous Materials Laws.

           (b) The Company will conduct, and cause to be conducted, the ongoing operations of the Company and its Subsidiaries in a manner that will not give rise to the imposition of liability, or require expenditures, under or in connection with any Hazardous Materials Law, except for any liabilities or expenditures which, in the aggregate, would not have a reasonable likelihood of having a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.


                                 ARTICLE VI
                     NEGATIVE COVENANTS OF THE BORROWER

     As long as any Obligations shall remain unpaid, without the written consent of the Lender:

     6.1. LIMITATION ON LIENS. The Company shall not directly or indirectly, nor shall it permit any of its Subsidiaries to, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or offer to agree to do so except for:

           (a) any Lien existing on the property of the Company or any of its Subsidiaries on the Closing Date and set forth in the Disclosure Schedules securing Indebtedness outstanding on such date;

           (b)  any Lien created under the Loan Documents or the Senior
     Agreement;

           (c) Liens for taxes, assessments or other governmental charges which are not delinquent or remain payable without penalty, or which are being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which adequate reserves in accordance with GAAP or other appropriate provisions have been made;

           (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

           (e) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

           (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

           (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially interfere with the ordinary conduct of the businesses of the Company or of its Subsidiaries;

           (h) Liens on assets of Persons which become Subsidiaries after the date of this Agreement; provided, however, that such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof;

           (i) Liens on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided, however, that any such Lien attaches to such asset concurrently with within ninety (90) days after the acquisition or refinancing thereof;

           (j) Liens on any asset securing Indebtedness permitted to be incurred pursuant to Section 6.5;

           (k) Liens upon specific items of inventory or other goods and proceeds securing obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

           (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

           (m)  Judgment Liens not giving rise to an Event of Default;

           (n) Liens securing reimbursement obligations with respect to letters of credit opened in the ordinary course of business;

           (o) Liens encumbering property or assets under construction or arising from progress or partial payments by a customer of the Company or one of its Subsidiaries relating to sales of goods or services in the ordinary course; and

           (p) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business.

     6.2. DISPOSITION OF ASSETS. The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or a substantial part of its assets, business or property (including without limitation, accounts and notes receivable (with or without recourse)) or enter into any agreement to do any of the foregoing except:

           (a) dispositions of inventory, or used, worn-out or surplus property, all in the ordinary course of business;

           (b) the sale of equipment to the extent that such equipment is traded in for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

           (c) dispositions not otherwise permitted hereunder which are made for fair market value, if, at the time of such disposition, no Event of Default has occurred or would result therefrom and any required loan prepayment is made.

     6.3. CONSOLIDATIONS AND MERGERS. The Company shall not, and shall not permit any of its Subsidiaries to, merge, consolidate or combine directly or indirectly with or into any Person except (a) any Subsidiary of the Company may merge, consolidate or combine with or into, or transfer assets to the Company or any wholly-owned Subsidiary of the Company, and in the case of any such merger to which the Company is a party, the Company is the surviving corporation and (b) the Company may merge consolidate or combine with another entity if (i) the Company is the corporation surviving the merger or the corporation into which the Company shall be merged or formed by any such consolidation shall assume the Company's obligations hereunder in an agreement or instrument satisfactory in form and substance to the Lender and (ii) if immediately after giving effect thereto, no Default or Event of Default would exist.

     6.4.  ACQUISITIONS AND INVESTMENTS.

           (a) The Company shall not purchase or acquire, or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, obligations or other security interest of, any Person (including, without limitation, any Subsidiary), if any term, condition or covenant of this Agreement would be breached thereby.

           (b) The Company shall not directly or indirectly, and shall not permit its Subsidiaries to, make any advance, loan, extension of credit or advance or capital contribution to or any other investment in, any Person including, without limitation, any Affiliates of the Company, except for investments in Cash Equivalents, investment in wholly-owned Subsidiaries or any other investment if, after giving effect thereto, any term, condition or covenant of this Agreement would be breached thereby.

     6.5. LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not permit its Subsidiaries to, create, incur, assume, guaranty, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

           (a)  Indebtedness outstanding pursuant to this Agreement;

           (b) after the Indebtedness outstanding pursuant to this Agreement and the Indebtedness outstanding pursuant to the Senior Agreement have been reduced by an aggregate amount of $5,000,000 after the Closing Date, additional Indebtedness not exceeding $10,000,000 which may be designated senior to the Note, on terms satisfactory to the Lender;

           (c) Indebtedness existing on the Closing Date and set forth in the Disclosure Schedules;

           (d)  Indebtedness secured by Liens permitted by Section 6.1(h),
     (i), (j), (k), (n) and (o); and

           (e) Indebtedness incurred in connection with leases permitted pursuant to Section 6.8;

           (f) Indebtedness represented by interest rate contracts or Contingent Obligations permitted by Section 6.7;

           (g) Indebtedness evidenced by letters of credit in an amount not to exceed $500,000 at any one time outstanding;

           (h) Indebtedness issued to the holders of the Amended Warrant issued to the Lender in full or partial redemption or purchase thereof; and

           (i) after the principal of all Indebtedness under the Senior Agreement and this Agreement have been reduced by an aggregate amount of $5,000,000 after the Closing Date, additional Indebtedness not exceeding $10,000,000 which may be designated senior to the Subordinated Note, on terms satisfactory to the Lender.

     6.6. TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any of its Subsidiaries to, after the date hereof, enter into any transaction with any Affiliate of the Company or of any such Subsidiary except as contemplated by this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

     6.7. CONTINGENT OBLIGATIONS. The Company shall not, nor shall it permit any Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

           (a) endorsements for collection or deposit in the ordinary course of business;

           (b) Contingent Obligations with respect to Liens or Indebtedness permitted under Sections 6.1(e), (f) and (1) and 6.5;

           (c)  interest rate contracts;

           (d) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in the Disclosure
     Schedules;

           (e) Contingent Obligations with respect to Indebtedness under the Senior Agreement;

           (f) reimbursement obligations under letters of credit issued in the ordinary course of business;

           (g) reimbursement obligations due bonding companies incurred in the ordinary course of business;

           (h) penalty and indemnification provisions in contracts entered into in connection with the offer or sale of securities of the Company or otherwise in the ordinary course of business; and

           (i) penalty and indemnification provisions contained in the Loan Documents.

     6.8. LEASE OBLIGATIONS. The Company shall not, nor shall it permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease except for:

           (a) leases of the Company and its Subsidiaries in existence on the Closing Date and listed on the Disclosure Schedules and any renewal, extension or refinancing thereof;

           (b) any operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

           (c) any sale leaseback entered into by the Company or any of its Subsidiaries; provided, that:

                (i) immediately prior to giving effect to such lease, the property or asset subject to such lease was sold by the Company or any such Subsidiary to the lessor under such lease for at least its fair market value;

                (ii) the Net Proceeds are applied in accordance with
     Section 2.5 hereof; and

                (iii) no Default or Event of Default would occur as a result of such sale and subsequent lease; or

           (d) any other financing or Capital Lease entered into by the Company or any of its Subsidiaries if no Default or Event of Default would occur as a result of such lease.

     6.9. RESTRICTED PAYMENTS. The Company shall not, and shall not permit any Subsidiary to, make any Restricted Payment except (i) the Company and any Subsidiary may declare and make dividend payments or other distributions payable solely in its common stock, (ii) the Company may purchase, redeem or otherwise acquire shares of its Common Stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its Common Stock or preferred stock, (iii) the Company may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash solely out of 50% of net income of the Company and its Subsidiaries arising after the Indebtedness under the Senior Agreement has been repaid and computed on a cumulative basis; provided, that, immediately after giving effect to such proposed action, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist, (iv) any Subsidiary of the Company may pay dividends to the Company or any wholly-owned Subsidiary of the Company, and (v) the Company may redeem or repurchase the Amended Warrant, or issue new Indebtedness in exchange therefor, in each case pursuant to the terms thereof.

     6.10. TANGIBLE NET WORTH. The Company shall not permit its consolidated Tangible Net Worth at the end of any fiscal quarter ending after March 31, 1997 to be less than the sum of (a) its consolidated Tangible Net Worth at March 31, 1997, plus (b) 100% of the Net Proceeds of the issuance and sale of any equity securities by the Company or any Affiliate thereof after December 31, 1996, plus or minus (c) 100% of any change in shareholders' equity accounts resulting from changes in liabilities related to the mandatory redemption provision of the Amended Warrant after December 31, 1996, but less (d):

                (i)  $750,000 as of June 30, 1997; and

                (ii) as of any quarter end thereafter, $750,000 plus 50% of all net income (calculated quarterly, on a cumulative basis, without allowance for net losses) earned in all quarters ending after June 30, 1997.

     6.11. FIXED CHARGE COVERAGE RATIO. The Company shall not permit its ratio of EBITDA to the sum of the current portion of long term debt ("CPLTD") plus Consolidated Net Interest Expense, as determined as of the end of each fiscal quarter, to be less than the respective ratio set forth below.

           (a) For the calculation performed as of June 30, 1997, EBITDA shall be four (4) times EBITDA for the fiscal quarter ending on such date; Consolidated Net Interest Expense shall be four (4) times Consolidated Net Interest Expense for the fiscal quarter ending on such date; and CPLTD shall be the actual CPLTD shown on the Company's June 30, 1997 balance sheet;

           (b) For the calculation performed as of September 30, 1997, EBITDA shall be two (2) times EBITDA for the two fiscal quarters ending on such date; Consolidated Net Interest Expense shall be two (2) times Consolidated Net Interest Expense for the two fiscal quarters ending on such date; and CPLTD shall be the actual CPLTD shown on the Company's September 30, 1997 balance sheet; and

           (c) For the calculation performed as of December 31, 1997, EBITDA shall be the result of multiplying the fraction four-thirds (4/3) times EBITDA for the three fiscal quarters ending on such date; Consolidated Net Interest Expense shall be the result of multiplying the fraction four-thirds (4/3) times Consolidated Net Interest Expense for the three fiscal quarters ending on such date; and CPLTD shall be the actual CPLTD shown on the Company's December 31, 1997 balance sheet; and

           (d) For the calculations performed thereafter, EBITDA shall be EBITDA for the four fiscal quarters ending on such date; Consolidated Net Interest Expense shall be Consolidated Net Interest Expense for the four fiscal quarters ending on such date; and CPLTD shall be the actual CPLTD shown on the Company's balance sheet as of such date.

                     DATE                   RATIO

       June 30, 1997                    0.17 to 1.00
       September 30, 1997               0.82 to 1.00
       December 31, 1997                0.95 to 1.00
       each quarter end thereafter      1.85 to 1.00

     6.12. CHANGE IN BUSINESS. Except as permitted by Section 6.3, the Company shall not, and shall not permit any of its Subsidiaries to, make any material changes in any of its business objectives, purposes, or operations, except as otherwise permitted hereunder.

     6.13. OTHER INDEBTEDNESS. The Company shall not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Indebtedness which is (i) subordinate in right of payment to the Senior Indebtedness and (ii) senior in right of payment to the Loan.


                                 ARTICLE VII
                              EVENTS OF DEFAULT

     7.1. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

           (a) The Company shall fail to make any payment of principal on the Note when the same becomes due and payable; or

           (b) The Company shall fail to make any payment of interest on the Note or any other Obligations due hereunder or under any other Loan Documents for 20 days after the same becomes due and payable; or

           (c) Any representation or warranty made by the Company herein or in any other Loan Document or by the Company (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

           (d) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 6.2, 6.3, 6.5, 6.9, 6.10 or 6.11, or (ii) any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed, and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Lender; or

           (e) The Company or any of its Subsidiaries shall fail to pay, after the expiration of any applicable grace period, any principal of or premium or interest on any Indebtedness, the aggregate outstanding principal amount of which is at least $2,000,000 (but in each case excluding Indebtedness evidenced by the Note, of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness if the maturity of such Indebtedness is accelerated as a result of such event or condition; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

           (f) The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company or any of its Material Subsidiaries such proceeding shall be stayed or dismissed within 60 days from the date of institution thereof; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

           (g) Any judgment or order for the payment of money, to the extent not covered by insurance and not paid in excess of $2,000,000 shall be rendered and be enforceable against the Company or any of its Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and a stay of such enforcement proceedings, by reason of a pending appeal or otherwise, shall not be in effect or (B) there shall be any period of 30 consecutive days during which such judgment or order shall be unsatisfied or unbonded or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

           (h) Matthew L. Gold shall voluntarily cease to maintain the power to vote or direct the voting of securities of the Company having, in the aggregate, at least twenty-five percent (25%) of the aggregate voting power with respect to the election of the Company's Directors; or

           (i) The Company or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of One Million dollars ($1,000,000) which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having an accumulated funding deficiency (as defined in ERISA) in excess of One Million dollars ($1,000,000) shall be filed under Title IV of ERISA, or the PBGC shall institute proceedings under Title IV of ERISA to terminate a Plan or Plans, having an aggregate accumulated funding deficiency in excess of One Million dollars ($1,000,000) or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against any such Person to enforce Section 515 of ERISA to collect contributions in excess of One Million dollars ($1,000,000); or a condition shall exist by reason of which the PBGC would be entitled under Section 4042 of ERISA to obtain a decree adjudicating that a Plan or Plans having an aggregate accumulated funding deficiency in excess of One Million dollars ($1,000,000) must be terminated; or

           (j) any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary or the Company or any Subsidiary shall state in writing that it does not consider itself bound by any provision in any Collateral Document or shall bring an action to limit its obligations or liabilities under any Collateral Document;

then, subject to Article VIII hereof, and in any such event, (i) the Lender may, by notice to the Company, declare any obligation of the Lender to extend credit or any other financial accommodation to the Company to be terminated, whereupon the same shall forthwith terminate, and (ii) the Lender, by notice to the Company (an "Acceleration Notice"), may declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any of its subsidiaries under the Federal Bankruptcy Code, (A) the obligation of the Lender to extend credit or any other financial accommodation to the Company shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company. Notwithstanding the above, so long as the Senior Agreement is in effect, the declaration referred to in the preceding sentence shall become effective on the earlier of (i) the fifth Business Day after delivery of the Acceleration Notice to the lender under the Senior Agreement and (ii) acceleration by the lender under the Senior Agreement of the Company's obligations under the Senior Agreement.


                                ARTICLE VIII
                            SUBORDINATION OF NOTE

     8.1. NOTE SUBORDINATE TO SENIOR INDEBTEDNESS. The provisions of this Article apply notwithstanding anything to the contrary contained in the Note or this Agreement. The Company covenants and agrees, and the Lender, including each assignee thereof, by such holder's acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the indebtedness represented by the Note and the payment of the principal of (and premium, if any), and the interest on all of the Note and all other Obligations hereunder (collectively, the "Subordinated Indebtedness") are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness. This Article VIII constitutes a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder's rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon.

     8.2.  PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC.

           (a)  In the event of any Insolvency or Liquidation Proceeding,
(1) all Senior Indebtedness under or with respect to the Senior Agreement and (2) all amounts then payable in respect of any other Senior Indebtedness shall first be paid in full before the holder of the Note is entitled to receive any direct or indirect payment or distribution of any cash, property or securities (excluding Reorganization Securities) on account of principal of (or premium, if any) or interest on the Note or of any other Subordinated Indebtedness.

           (b) The holders of Senior Indebtedness, or their Representatives, shall be entitled to receive (pro rata on the basis of the respective amounts of such Senior Indebtedness held by them) directly, for application to the payment thereof (to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness), any payment or distribution of any kind or character, whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Note) which may be payable or deliverable in respect of the Note in any such insolvency or Liquidation Proceeding.

           (c) In the event that, notwithstanding the foregoing provisions of this Section 8.2, any holder of any Subordinated Indebtedness shall have received any payment from or distribution of assets of the Company or the estate created by the commencement of any such insolvency or Liquidation Proceeding, of any kind or character in respect of the Note, whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Note) before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over, to the holders (or their Representatives) of the Senior Indebtedness (pro rata on the basis of the respective amounts of such Senior Indebtedness held by them) remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders (or their Representatives) of such Senior Indebtedness, for application to the payment in full of such Senior Indebtedness.

     8.3.  DEFAULT ON SENIOR INDEBTEDNESS.

           (a) If there exists a default in the payment when due (whether at maturity or upon acceleration or mandatory prepayment, or on any principal installment payment date or interest payment date, or otherwise) of any Senior Indebtedness (a "Payment Default") and such Payment Default shall not have been cured, or such default, or the benefits of this sentence, shall not have been waived in writing by or on behalf of the holders (or their Representatives) of such Senior Indebtedness, then no direct or indirect payment by or on behalf of the Company on account of principal of (or premium, if any) or interest on the Note, or of any other amounts, which the holder of the Note would then be entitled to receive, but for the provisions of this Section 8.3(a), shall be made until all amounts of Senior Indebtedness then due and payable have been paid in full.

           (b) The Company may not, directly or indirectly, make any payment on account of the principal of (or premium, if any) or interest on the Note, or any other Subordinated Indebtedness, during the period (a "Deferral Period") from the date the Company receives from the lender under the Senior Agreement or any holder (or Representative) of Senior Indebtedness an effective notice (a "Deferral Notice") of the existence of any event of default under the Senior Agreement (other than a Payment Default) that permits the acceleration of the maturity thereof (a "Covenant Default"), until the earlier of (i) the date such Covenant Default is cured (if capable of being cured), waived in writing or otherwise ceases to exist in accordance with the terms of the Senior Agreement or document evidencing such Senior Indebtedness, (ii) the date application of this Section 8.3(b) has been waived in writing by the lender under the Senior Agreement or such holder (or Representative) in accordance with the terms of the Senior Agreement or document evidencing such Senior Indebtedness, respectively, and (iii) the 179th day after receipt by the Company of such Deferral Notice; provided, however, that
(x) only one Deferral Notice relating to the same Covenant Default may be given, (y) no subsequent Deferral Notice may be given with respect to any Covenant Default existing at the time an effective Deferral Notice is given and (z) if any such Deferral Notice has been given, no subsequent Deferral Notice with respect to any number of different Covenant Defaults shall be effective until the later of (X) the date such subsequent Deferral Notice is received by the Company or (Y) the 365th day after receipt of the then most recent prior effective Deferral Notice.

           (c) Upon termination of any Deferral Period the Company shall resume payments on account of principal of (and premium, if any) and interest on the Note, and of all other Subordinated Indebtedness, subject to the obligation of the Company and the holder of Note to pay over to the holders of Senior Indebtedness amounts otherwise payable on account of the principal of (premium if any) and interest on the Note, and of all other Subordinated Indebtedness, pursuant to the provisions of, and in the circumstances specified in, this Article VIII.

           (d) In the event that, notwithstanding the foregoing provisions of this Section 8.3, any payment shall be made by or on behalf of the Company or any of its Subsidiaries from any of their assets and received by any holder of the Note at a time when such payment was pro-hibited by the provisions of this Section 8.3, then such payment shall be held in trust for the benefit of and shall be immediately paid over to the holders of Senior Indebtedness (pro rata, on the basis of the respective amount of such Senior Indebtedness held by them) remaining unpaid or their respective Representatives, for application to the payment of all Senior Indebtedness in full in accordance with its terms (after giving effect to any prior or substantially concurrent payment to the holders (or their Representatives) of such Senior Indebtedness).

           (e) The provisions of this Section 8.3 shall not modify or limit in any way the application of Section 8.2. The provisions of Sections 8.3(b) and (c) shall not modify or limit in any way the application of Section 8.3(a).

     8.4. SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. After all amounts payable under or in respect of Senior Indebtedness are paid in full, the holder of the Note shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, such Senior Indebtedness pursuant to the provisions of this
Article VIII (equally and ratably with the holders of all indebtedness of Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as the Note are so subordinate and subject in right of payment and which is entitled to like rights and subrogation), and to the rights of the holders of such Senior Indebtedness (or their respective Representatives) to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on the Note, and all other Subordinated Indebtedness, shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness (or their respective Representatives) of any cash, property or securities to which the holder of the Note would be entitled except for the provisions of this
Article VIII, and no payments over pursuant to the provisions of this
Article VIII to the holders of Senior Indebtedness by the holder of Note, shall, as among Company and its creditors (other than between the holders of Senior Indebtedness (or their Representatives) and the holder of the
Note), be deemed to be a payment or distribution by Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Article VIII are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holder of the Note on the other hand.

           If any payment or distribution to which the holder of the Note would otherwise have been entitled but for the provisions of this Article VIII shall have been applied, pursuant to the provisions of this Article VIII, to the payment of all amounts payable under the Senior Indebtedness, then and in such case, the holder of the Note shall be entitled to receive (equally and ratably with the holders of all indebtedness of Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as the Note are subordinate and subject in right of payment and which is entitled to like rights) from the holders of such Senior Indebtedness any substantially contemporaneous payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay in full all obligations payable under or in respect of such Senior Indebtedness.

     8.5. RIGHTS OF HOLDERS NOT TO BE IMPAIRED. Nothing contained in this Article VIII or elsewhere in this Agreement or in the Note is intended to or shall:

           (a) impair, as among Company and its Subsidiaries, their creditors (other than holders of Senior Indebtedness and the holder of the Note), the obligation of Company, which is absolute and unconditional to pay to the holder of the Note the principal of (and premium, if any) and interest on the Note as and when the same shall become due and payable in accordance with their terms; or

           (b) affect the relative rights against the Company of the holder of the Note and creditors of Company (other than the holders of Senior Indebtedness); or

           (c) prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article VIII of the holders of Senior Indebtedness (or their Representatives) to receive payments or distributions otherwise payable or deliverable to, or received by, the holder of the Note upon the exercise of any such remedy.

     8.6. NO WAIVER OF SUBORDINATION PROVISIONS. No right of any present or future lender under the Senior Agreement, holder of any Senior Indebtedness, or Representative thereof, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any of their respective Subsidiaries or by any act or failure to act by any such lender under the Senior Agreement, holder or Representative thereof, or by any noncompliance by Company with the terms, provisions and covenants of this Agreement or the Note regardless of any knowledge thereof which any such lender under the Senior Agreement, holder or Representative thereof may have or be otherwise charged with.

           Without in any way limiting the generality of the foregoing paragraph, the lender under the Senior Agreement or the holders of Senior Indebtedness (or their Representatives, if applicable), may, at any time and from time to time, without the consent of or notice to the holder of the Note, without incurring responsibility to any holder of the Note and without impairing or releasing the subordination and other benefits provided in this Article VIII or the obligations hereunder of the holder of the Note to the holders of Senior Indebtedness, do any one or more of the following, all without notice to the holder of the Note and even if any right of reimbursement or subrogation or other right or remedy of the holder of the Note is affected, impaired or extinguished thereby:

           (1) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend or alter, the terms of any Senior Indebtedness, any security therefor or guaranty thereof or any liability of the Company or any Subsidiary thereof, or any other guarantor to such holder, or any liability incurred directly or indirectly in respect thereof, or otherwise amend, renew, exchange, modify or supplement in any manner Senior Indebtedness or any instrument evidencing or guaranteeing or securing the same or any agreement under which Senior Indebtedness is outstanding;

           (2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and any order any property pledged, mortgaged or otherwise securing Senior Indebtedness or any liability of the Company or any of its Subsidiaries, or any other guarantor to such holder, or any liability incurred directly or indirectly in respect thereof;

           (3) settle or compromise any Senior Indebtedness or any other liability of the Company or any of its Subsidiaries, or any other guarantor of the Senior Indebtedness to such holder or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, Senior Indebtedness) in any manner or order; and

           (4) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against the Company or any of its Subsidiaries, or any security or any other guarantor or any other Person, elect any remedy and otherwise deal freely with the Company or any of its Subsidiaries, and any security and any other guarantor of the Senior Indebtedness or any liability of the Company or any of its Subsidiaries, or any other guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

     8.7. NOTICE TO HOLDER OF NOTE. The Company shall give prompt written notice to the holder of the Note of any fact known to the Company which would prohibit the making of any payment to or in respect of the Note, but failure to give such notice shall not affect the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided in this Article VIII. Notwithstanding the provisions of this Article VIII or any other provision of this Agreement or the Note, the holder of Note shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or in respect of the Note, unless and until such holder shall have received written notice thereof from the Company, the lender under the Senior Agreement or a holder of Senior Indebtedness or, when applicable, the Representative therefor, together, in the case of any holder of Senior Indebtedness or any Representative therefor other than the lender under the Senior Agreement, with reasonable proof satisfactory to such holder of such holding of Senior Indebtedness or of the authority of such Representative; and, prior to the receipt of any such written notice, subject to the provisions of this Article VIII, the holders of the Note shall be entitled in all respects to assume that no such facts exist. Nothing in this Section 8.7 is intended to or shall relieve any holder of the Note from the obligations imposed under Sections 8.2 and 8.3 with respect to moneys or other distributions received in violation of the provisions thereof.

     8.8. EVIDENCE OF STATUS. Upon any payment or distribution of assets of the Company referred to in Section 8.2, the holder of the Note shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution delivered to the holder of the Note for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VIII.

           In the absence of any such receiver, trustee in bankruptcy, liquidating trustee or other Person, the holders of the Note shall be entitled to rely upon a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a Representative on behalf of such holder) as evidence that such Person is a holder of Senior Indebtedness (or is such a Representative) to establish that any notice pursuant to
Section 8.7 has been duly given or for any other relevant purpose. In the event that the holder of the Note determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness (or such a Representative), as to the extent to which such Person is entitled to participate in such payment or distri-bution, and as to other facts pertinent to the rights of such Person under this Article VIII, such holder may request such Person to furnish evidence to the reasonable satisfaction of such holder as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VIII, and if such evidence is not furnished such holder may defer (without liability to any holder of Senior Indebtedness or any Representative of such holder) any payment to such Person pending judicial determination as to the right of such Person to receive such payment or until such time as such holder of the Note shall be otherwise satisfied as to the right of such Person to receive such payment.

     8.9. ARTICLE NOT TO PREVENT EVENTS OF DEFAULT. The failure to make a payment on account of principal of (or premium, if any) or interest on the Note by reason of any provision of this Article VIII shall not be construed as preventing the occurrence of a default or an Event of Default under this Agreement. Nothing in this Article VIII shall affect the rights of the holder of the Note to accelerate the maturity of the Note in accordance with its terms.

     8.10. LIMITATION ON OBLIGATION OF THE HOLDER OF THE NOTE. With respect to the holders of Senior Indebtedness, the holder of the Note undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VIII, and no implied covenants or obligations with respect to the Agent under the Senior Agreement or any holders of Senior Indebtedness (or their Representatives) shall be read into this Agreement against any holder of the Note. No holder of the Note shall be deemed to owe any fiduciary duty to the lender under the Senior Agreement or any holders of Senior Indebtedness (or their Representatives).

     8.11. DISTRIBUTION OR NOTICE TO REPRESENTATIVE. Whenever a distribution is to be made or a notice given to holders of Senior
Indebtedness, the distribution may be made and the notice given to their Representative.

     8.12. APPLICATION BY HOLDERS OF MONIES PAID TO THEM. Nothing contained in this Article VIII or elsewhere in this Agreement shall (i) affect the obligations of the Company to make, or prevent the Company from making at any time, except as specified in Section 8.2 or 8.3 to the extent provided therein, payment at any time of principal of (or premium, if any) or interest on the Note, or (ii) prevent the application by the holder of the Note of any monies paid to them on account of the principal of (or premium, if any) or interest on the Note if, at the time of such application, such payment would not have been prohibited by the foregoing provisions of this Article VIII.


                                 ARTICLE IX
                                MISCELLANEOUS

     9.1. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.2. NOTICES, ETC. All notices, requests and other communications provided for hereunder shall be in writing (including facsimile transmission) and mailed, delivered or faxed to the Company and the Lender as follows:

     The Company:     Precision Standard Inc.
                      1225 17th Street, Suite 1800
                      Denver, Colorado 80202
                      Attn:  Matthew L. Gold
                      Telecopier: (303) 292-6611

     with a copy to:  Corporate Counsel
                      Precision Standard Inc.
                      1225 17th Street, Suite 1800
                      Denver, Colorado 80202

     The Lender:      Bank of America NT&SA
                      555 S. Flower Street, Suite 1100
                      Los Angeles, CA  90071
                      Attention: Credit Products #5618
                      Telecopier: (213) 228-2756

     with a copy to:  Bank of America NT&SA
                      333 Beaudry Avenue, 9th Floor
                      Los Angeles, California 90017
                      Attention: Unit #4346
                      Telecopier: (213) 345-9742

or, as to each party at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or sent by facsimile transmission and confirmed by telephone be effective three (3) Business Days after deposit in the mails, or confirmed by telephone respectively, except that notices pursuant to Article II, III or VII shall not be effective until received by the Lender.

     9.3. NO WAIVER; REMEDIES. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     9.4. COSTS AND EXPENSES. The Company agrees (a) to pay or reimburse the Lender on demand for all its attorneys fees and out-of-pocket costs and expenses incurred in connection with the preparation, delivery, administration and execution of, and any amendment, supplement or modification to, this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the allocated cost of staff counsel; (b) to pay or reimburse the Lender on demand for all attorneys fees, costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any Loan Document, including, without limitation, the allocated cost of staff counsel; and (c) to pay or reimburse the Lender on demand for all appraisal, audit, search and filing fees, incurred or sustained by the Lender in connection with the matters referred to in (a) and (b) above.

     9.5.  INDEMNITY.

           (a) The Company agrees to indemnify and hold harmless the Lender and each of its officers, directors, agents and employees from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable fees, expenses and disbursements of counsel) which may be incurred by or asserted against the Lender or any such other indemnified Person in connection with or arising from or connected with the past, present or future operations of the Company or any Subsidiary or their predecessors in interest, or the past, present or future environmental condition of property of the Company or any Subsidiary), in any manner relating to or arising out of this Agreement, the Loan Documents or the Senior Agreement, or any act, event or transaction related or attendant thereto, the making of any assignments of or participations in the Loan and the management of such Loan, or the use or intended use of the proceeds of the Loan hereunder or in connection with any investigation of any potential matter covered hereby; provided, however, that the Company shall not be required to indemnify any such indemnified Person from or against any portion of such claims, damages, liabilities or expenses arising out of the gross negligence or willful misconduct of such indemnified Person.

           (b) The Company hereby agrees to indemnify, defend and hold harmless the Lender and each of its officers, directors, employees and agents, from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees), which may be incurred by or asserted against the Lender or any such other indemnified Person in connection with or arising out of any investigation, litigation or proceeding, or any action taken by any Person, with respect to any environmental claim (including, without limitation, any Hazardous Materials Claim arising out of or relating to any (i) release of Hazardous Materials on, upon or into any property or (ii) damage to real or personal property or natural resources and/or harm or injury to Persons alleged to have resulted from such release of Hazardous Materials on, upon or into any property); provided, however, that the Company shall not be required to indemnify, defend or hold harmless any such indemnified Person from or against any portion of such loss, liability, damage or expense arising out of the gross negligence or willful misconduct of such indemnified Person.

           (c) The Lender agrees that in the event that any such investigation, litigation or proceeding is asserted or threatened in writing or instituted against it or any of its officers, directors, agents and employees, or any remedial, removal or response action is requested of it or any of its officers, directors, agents and employees, for which the Lender may desire indemnity or defense hereunder, the Lender shall promptly notify the Company in writing.

           (d) The Company at the request of the Lender shall have the obligation to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, and the Lender, in any event, may participate in the defense thereof with legal counsel of the Company's choice. In the event that the Lender requests the Company to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, the Company shall promptly do so and the Lender shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by the Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Lender.

     9.6. RIGHT OF SET-OFF. Upon (i) the occurrence and during the continuance o any Event of Default or (ii) the declaration of the Note to be due and payable pursuant to the provisions of Section 7.1, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to the provisions of Article VIII hereof, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement and the Note, irrespective of whether or not the Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

     9.7. SUCCESSORS AND ASSIGNS. The provisions of Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

     9.8. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Company and the Lender and thereafter shall be binding upon and inure to the benefit of the Company and the Lender and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

     9.9. GOVERNING LAW. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of California.

     9.10. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                 PRECISION STANDARD INC.


                                 By:  /s/  Matthew L. Gold
                                    Title:  President


                                 BANK OF AMERICA NATIONAL TRUST
                                 AND SAVINGS ASSOCIATION


                                 By:  /s/  Carolyn Simmons
                                    Title:  Vice President

                                 555 S. Flower Street, Suite 1100
                                 Los Angeles, California 90071


                          PSI Subordinated Exhibits


                                  EXHIBIT A

                        SUBORDINATED PROMISSORY NOTE


U.S. $7,200,000                                    Dated: December 31, 1996


     FOR VALUE RECEIVED, the undersigned, PRECISION STANDARD INC., a Colorado corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of BANK OF AMERICA NT&SA (the "Lender") the aggregate unpaid principal amount of the Loan (as defined in the Loan Agreement referred to below), at such times, and in such amounts, as are specified in the Loan Agreement.

     The Borrower promises to pay interest on the unpaid principal amount of the Loan from October 1, 1996 until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Lender, at its office at 1850 Gateway Boulevard, Fourth Floor, Concord, California 94520, in immediately available funds. All payments made on account of principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note; provided, however, that the failure to so record or so endorse the grid attached hereto shall not affect the validity of such Loan or such payments.

     This Note is the Note referred to in, and is entitled to the benefits of, the Second Amended and Restated Senior Subordinated Loan Agreement dated as of December 31, 1996 (the "Loan Agreement") between the Borrower and the Lender. The Loan Agreement provides, among other things, (i) for the payment of costs and attorneys incurred in the enforcement hereof, and
(ii) for the acceleration of the maturity hereof upon the happening of certain stated events and also for required prepayments hereof prior to the maturity hereof upon the terms and conditions therein specified.





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     This Note shall be governed by and construed in accordance with the laws of the State of California.


                                   PRECISION STANDARD, INC.


                                   By:---------------------------
Title:  President


                       LOAN AND PAYMENTS OF PRINCIPAL



            Amount of
          Principal Paid Unpaid Principal    Notation
DATE   OR PREPAID       BALANCE         MADE BY



                                  EXHIBIT B

                       COMPANY REAFFIRMATION AGREEMENT
                             (Subordinated Loan)


     The undersigned Precision Standard Inc. (the "Company") hereby agrees and confirms that:

     1. The Company Stock Pledge Agreement dated as of April 12, 1996 previously executed and delivered by the Company in favor of Bank of America NT&SA (the "Bank") remains in full force and effect provided, that:

          (a) any reference therein to the Credit Agreement shall be deemed a reference to the Second Amended and Restated Credit
     Agreement between the Company and the Bank as Lender dated as of December 31, 1996 (the "Revised Agreement"); and

          (b) any reference therein to the Bank as Lender shall be deemed a reference to the Bank as Lender under the Revised Agreement; and

     2. The Company Security Agreement dated as of April 12, 1996 previously executed and delivered by the Company in favor of the Bank remains in full force and effect provided, that:

          (a) any reference therein to the Credit Agreement shall be deemed a reference to the Revised Agreement; and

          (b) any reference therein to the Bank of America as Lender shall be deemed a reference to the Bank as Lender under the Revised Agreement.





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     In Witness Whereof, this Company Reaffirmation Agreement is executed and delivered as of December 31, 1996.


                         PRECISION STANDARD, INC.


                         By:---------------------------
                            Title:  President


                                  EXHIBIT C

                     SUBSIDIARY REAFFIRMATION AGREEMENT
                             (Subordinated Loan)

     Each of the undersigned (each a "Subsidiary") hereby agrees and confirms that:

     1. The Subsidiary Stock Pledge Agreement dated as of April 12, 1996 previously executed and delivered by Hayes Holding I Inc., Hayes Holding II Inc. and Pemco Aeroplex Inc. in favor of Bank of America NT&SA (the "Bank") as Lender remains in full force and effect provided, that:

          (a) any reference therein to the Credit Agreement shall be deemed a reference to the Second Amended and Restated Credit Agreement between the Company and Bank of America NT&SA as Lender dated as of December 31, 1996 (the "Revised Agreement"); and

          (b) any reference therein to the Bank as Lender shall be deemed a reference to the Bank as Lender under the Revised Agreement;

     2. The Subsidiary Security Agreement dated as of April 12, 1996 previously executed and delivered by Pemco Aeroplex, Inc., Space Vector Corporation and Air International Incorporated in favor of the Bank as Lender remains in full force and effect provided, that:

          (a) any reference therein to the Credit Agreement shall be deemed a reference to the Second Amended and Restated Credit Agreement between the Company and Bank of America NT&SA as Lender dated as of December 31, 1996 (the "Revised Agreement"); and

          (b) any reference therein to the Bank as Lender as shall be deemed a reference to the Bank as Lender under the Revised Agreement;

     3. The Subsidiary Guaranty dated as of April 12, 1996 previously executed and delivered by Hayes Holding I Inc., Hayes Holding II Inc., Space Vector Corporation and Air International Incorporated in favor of the Bank as Lender remains in full force and effect provided, that:

          (a) any reference therein to the Credit Agreement shall be deemed a reference to the Second Amended and Restated Credit Agreement between the Company and Bank of America NT&SA as Lender dated as of December 31, 1996 (the "Revised Agreement"); and

          (b) any reference therein to the Bank as Lender shall be deemed a reference to the Bank as Lender under the Revised Agreement; and

     4. The Guaranty dated as of April 12, 1996 previously executed and delivered by Pemco Aeroplex, Inc. in favor of the Bank as Lender remains in full force and effect provided, that:

          (a) any reference therein to the Credit Agreement shall be deemed a reference to the Second Amended and Restated Credit Agreement between the Company and Bank of America NT&SA as Lender dated as of December 31, 1996 (the "Revised Agreement"); and

          (b) any reference therein to the Bank as Lender shall be deemed a reference to the Bank as Lender under the Revised Agreement.





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     In Witness Whereof, this Subsidiary Reaffirmation Agreement is executed and delivered as of December 31, 1996.


                         PRECISION STANDARD, INC.

                         By:---------------------------
                         Title:  President


                         PEMCO AEROPLEX, INC.

                         By:---------------------------
                         Title:  Chairman of the Board


                         HAYES HOLDINGS I INC.

                         By:---------------------------
                         Title:  President


                         HAYES HOLDINGS II INC.


                         By:---------------------------
                         Title:  President


                         SPACE VECTOR CORPORATION

                         By:---------------------------
                         Title:  Chairman of the Board


                         AIR INTERNATIONAL INCORPORATED

                         By:----------------------------
                         Title:  President


                         PEMCO CAPITAL CORPORATION


                         By:---------------------------
                         Title:  President
                         PEMCO NACELLE SERVICES, INC.


                         By:---------------------------
                         Title:  President


                         PEMCO WORLD AIR SERVICES, INC.


                         By:---------------------------
                         Title:  President


                         PEMCO AIR SERVICES SYSTEM, INC.


                         By:---------------------------
                         Title:  President


                         PRECISION STANDARD CORP.


                         By:---------------------------
                         Title:  President

                                  EXHIBIT D

                             GUARANTY AGREEMENT
                             (Subordinated Loan)


     (1) For valuable consideration, the undersigned ("Guarantor") unconditionally guarantees and promises to pay to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank"), or order, on demand, in lawful money of the United States, any and all indebtedness of Precision Standard Inc. ("Borrower") to Bank from time to time outstanding under the Second Amended and Restated Senior Subordinated Loan Agreement between the Borrower and the Bank dated as of December 31, 1996 (the "Agreement").
The term "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, heretofore, now, or hereafter made, incurred or created, pursuant to the Agreement, whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

     (2) The liability of Guarantor under this Guaranty shall not exceed at any one time the total of (a) Seven Million Two Hundred Thousand Dollars ($7,200,000) for the principal amount of the indebtedness, and (b) all interest, fees, and other costs and expenses relating to or arising out of such indebtedness. Bank may permit the indebtedness of Borrower to exceed Guarantor's liability, and may apply any amounts received from any source, other than from Guarantor, to the unguaranteed portion of Borrower's indebtedness to the Bank. Any payment by Guarantor shall not reduce Guarantor's maximum obligation hereunder, unless written notice to that effect be actually received by Bank at or prior to the time of such payment.

     (3) The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions; and Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability hereunder.

     (4) Guarantor authorizes Bank, without notice or demand and without affecting Guarantor's liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine; and (d) release or substitute any one or more other endorsers or guarantors.

     (5) Guarantor waives any right to require Bank to (a) proceed against Borrower; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Borrower, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor's obligations exceed or are more burdensome than those of Borrower. Guarantor shall have no right of subrogation, reimbursement, indemnification or contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty and Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower, and waives any benefit of and any right to participate in any security now or hereafter held by Bank, until all indebtedness of Borrower to Bank (whether or not guaranteed hereby) has been paid in full in cash. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits of California Civil Code Sections 2809, 2810, 2819, 2825, 2839 and 2845 through 2850.

     (6) Guarantor acknowledges and agrees that Guarantor shall have the sole responsibility for obtaining from Borrower such information concerning Borrower's financial conditions or business operations as Guarantor may require, and that Bank has no duty at any time to disclose to Guarantor any information relating to the business operations or financial conditions of Borrower.

     (7) Any obligations of Borrower to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogees of Bank or resulting from Guarantor's performance under this Guaranty, are hereby subordinated to the guaranteed indebtedness. Such obligations of Borrower to Guarantor if Bank so requests shall be enforced and performance received by Guarantor as trustee for Bank and the proceeds thereof shall be paid over to Bank on account of the indebtedness of Borrower to Bank, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

     (8) If this Guaranty is returned or canceled, and subsequently any payment or transfer of any interest in property by Borrower to Bank is rescinded or must be returned by Bank to Borrower, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior return or cancellation.

     (9) Bank may, without notice to Guarantor and without affecting Guarantor's obligations hereunder, assign the indebtedness and this Guaranty, in whole or in part. Guarantor agrees that Bank may disclose to any prospective purchaser and any purchaser of all or part of the indebtedness any and all information in Bank's possession concerning Guarantor, this Guaranty and any security for this Guaranty.

     (10) Guarantor agrees to pay to Bank, on demand, all out-of-pocket expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank prior to the commencement of any legal action in connection with the enforcement of this Guaranty and any federal bankruptcy proceeding. In the event of a legal action, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court.

     (11) This Guaranty shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

     (12) This Guaranty supersedes and integrates all prior negotiations with respect to the subject matter hereof.





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     Executed as of the 31st day of December, 1996.


                    -----------------------------------
                    Matthew L. Gold




STATE OF COLORADO   )
                    )   ss.
CITY AND COUNTY OF DENVER     )

     The foregoing instrument was acknowledged before me this ----- day of March, 1997, by Matthew L. Gold.

     Witness my hand and official seal.

     My commission expires:   -----------------------------------.



                    -----------------------------------
                    Notary Public

( S E A L )